Exhibit 99.1

HANMI FINANCIAL CORPORATION ANNOUNCES 1-FOR-8 REVERSE STOCK SPLIT

LOS ANGELES – December 16, 2011 – Hanmi Financial Corporation (NASDAQ: HAFC) (“Hanmi”), the holding company for Hanmi Bank, today announced that it will implement a 1-for-8 reverse stock split for common shareholders of record on December 16, 2011.

Hanmi filed an amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a 1-for-8 reverse stock split of its common stock, $0.001 par value per share. The reverse stock split, which was approved by Hanmi’s stockholders at its annual meeting of stockholders held on August 17, 2011, will be effective with respect to stockholders of record as of the close of business on December 16, 2011 (the “Effective Time”). At the Effective Time, every eight (8) shares of Hanmi’s pre-split common stock will automatically be consolidated into one (1) share of Hanmi’s post-split common stock.

“The reverse stock split is an important step in making our common stock more attractive to institutional investors and reducing administrative costs related to the large number of shares issued and outstanding,” said Jay S. Yoo, President and Chief Executive Officer,

It is expected that Hanmi’s common stock will begin trading on a split-adjusted basis on the NASDAQ Global Select Market at the opening of trading on December 19, 2011. Hanmi’s common stock will continue to trade on the NASDAQ Global Select Market under the symbol “HAFC” with the letter “D” added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred. Following the 20 day period, the ticker symbol will revert to “HAFC.” In addition, Hanmi’s common stock will also trade under a new CUSIP number (410495204).

No fractional shares of Hanmi’s post-split common stock will be issued as a result of the reverse stock split. Instead, a stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split will receive a rounded up share of Hanmi’s post-split common stock for such fractional share.

The reverse stock split will reduce the number of shares of common stock outstanding from approximately 251.9 million shares to approximately 31.5 million shares. The number of authorized shares of common stock will be reduced from 500,000,000 to 62,500,000. Proportional adjustments will also be made to the conversion or exercise rights under Hanmi’s outstanding stock options, warrants and other securities entitling their holders to purchase or receive shares of common stock so that the reverse stock split will not materially affect any of the rights of holders of those securities.

Stockholders with certificated shares of pre-split common stock will be required to exchange their stock certificates for new stock certificates representing the appropriate number of shares of post-split common stock resulting from the reverse stock split. Hanmi’s exchange and transfer agent, Computershare Trust Company, N.A., will mail a letter of transmittal to registered stockholders holding certificated shares with instructions on how to complete the exchange. The number of shares of Hanmi’s common stock held in book entry form will be adjusted to reflect the reverse stock split ratio without any action on the part of the stockholders holding such shares in book entry form.

Additional information regarding the reverse stock split can be found in Hanmi’s revised definitive proxy statement filed with the Securities and Exchange Commission on July 12, 2011.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, including our securities purchase agreement with Woori Finance Holdings, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: inability to raise additional capital on acceptable terms or at all; failure to maintain adequate levels of capital and liquidity to support our operations; the effect of regulatory orders we have entered into and potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability to receive regulatory approval for Hanmi Bank to declare dividends to Hanmi Financial; adequacy of our allowance for loan losses, credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to successfully integrate acquisitions we may make; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission (“SEC”), including, in particular Item 1A of our Form 10K for the year ended March 31, 2011, as well as current and periodic reports filed with the U.S. Securities and Exchange Commission hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Contact:	Hanmi Financial Corporation
Lonny D. Robinson
Executive Vice President and Chief Financial Officer
(213) 368-3200

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